EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the use in this Registration Statement on Form S-4 of Andrx Corporation of our report dated March 20, 2000, except for footnote 20 which is dated as of March 31, 2000 and footnote 21 which is dated as of January 31, 2001, relating to the consolidated financial statements of Mediconsult.com, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, which appears in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers
Hamilton, Bermuda
   February 12, 2001